FOR IMMEDIATE RELEASE

Andrew E. Lewin Joins Newtek Business Services, Inc.

New York, N.Y. - May 16, 2006- Newtek Business Services, Inc. (NASDAQ: NKBS) www.newtekbusinessservices.com), a provider of business services and financial products to the small to medium-sized business market, today announced that Andrew E. Lewin has joined the firm as Chief Legal Officer. Mr. Lewin will be primarily focused on SEC work and Sarbanes Oxley compliance.

Mr. Lewin has worked as a corporate and securities attorney and investment banker for over twenty years, with transactional experience in the technology and telecommunications sectors. Prior to joining Newtek, Mr. Lewin served as general counsel to Fusion Telecommunications International, Inc. and took Fusion through the public offering process. Mr. Lewin also worked in venture capital and investment banking, and was a Senior Vice President of First Albany Corporation and a senior technology investment banker in the New York office. He practiced law as a corporate and securities lawyer from 1985-1995. Mr. Lewin is a member of the New York Bar and an alumnus of Columbia University School of Law.

“Newtek has quickly become one of the premier providers of business services and financial products to small and medium-sized businesses throughout the United States, through its ability to be a low cost provider of services and its ability to acquire small and medium-sized business customers cost effectively. I am excited to join Newtek’s outstanding management team,” said Mr. Lewin.

About Newtek Business Services, Inc.

Newtek Business Services, Inc. is a direct distributor of business services and financial products to the small to medium-sized business market. According to the SBA, there are over 23 million small businesses in the United States which in total represent 99.7% of all employers, generate 60 - 80 percent of all new jobs annually and generate more than 50% of non-farm GDP. Since 1999, Newtek has helped these business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses. Newtek focuses on providing its 60,000 customers with access to financial, management and technological resources that enable them to better grow and compete in today’s marketplace. Newtek’s products and services include:

•	Newtek Small Business Finance: U.S. government-guaranteed small business lending services;
•	Newtek Merchant Solutions: electronic merchant payment processing solutions;
•	Newtek Insurance Agency: commercial and personal insurance;
•	Newtek Web Hosting: domain registration, hosting, web design and development;
•	Newtek Data Storage Services: data backup, archival and retrieval services;
•	Newtek Financial Information Systems: outsourced digital bookkeeping; and
•	Newtek Tax Services: tax filing, preparation and advisory services.

The statements in this release may contain forward looking statements relating to such matters as anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward looking statements. In order to comply with the terms of the safe harbor, Newtek Business Services, Inc. notes that a variety of factors could cause its actual results to differ materially from the anticipated results expressed in the Company's forward looking statements such as intensified competition and/or operating problems and their impact on revenues and profit margins or additional factors as described in Newtek Business Services’ 2004 annual report on Form 10-K.

Contacts:
Newtek Business Services
Barry Sloane
Chairman of the Board & CEO
212-356-9500
bsloane@newtekbusinessservices.com